Exhibit 10.60

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into by and between HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation (the “Company”), and Marvin O. Schlanger (“Consultant”), as of June 1, 2005.

RECITALS

WHEREAS, the Company and Consultant are party to that certain Employment Agreement dated as of the date hereof, pursuant to which the Company agreed to employ Consultant through December 31, 2005, subject to earlier termination as provided therein (the “Employment Agreement”);

WHEREAS, in partial consideration for the Company having entered into the Employment Agreement, Consultant agreed that he would provide consulting services to the Company after the completion of the term of his employment upon the terms and conditions contemplated in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals which are hereby incorporated and for other good and valuable consideration that the parties acknowledge is sufficient, the parties agree as follows:

I. ENGAGEMENT.

The Company hereby engages Consultant, and Consultant hereby accepts such engagement, upon the terms and conditions hereinafter set forth for a term beginning with January 1, 2006 (the “Commencement Date”) and ending on December 31, 2008, subject to earlier termination as provided herein; provided, however, that if Consultant’s prior employment with the Company pursuant to the Employment Agreement was terminated by the Company for Cause or due to Consultant’s Disability or death, in either case prior to the Commencement Date, then Company shall have no obligations to Consultant whatsoever under this Agreement and shall not be obligated to engage Consultant or to pay Consultant any of the compensation set forth in Section III below.

II. SERVICE.

Consultant shall perform consulting services under this Agreement to complete such projects as requested by the Company from time to time. Consultant shall perform any and all services reasonably necessary to complete any such projects.

III. COMPENSATION.

A. As consideration for Consultant’s performance of these services, Company shall pay Consultant a fee of Twelve Thousand Five Hundred Dollars ($12,500) per month during the term of Consultant’s engagement, with such fee for any partial month of service paid on a pro-rated basis. The consulting fee for any particular month shall be paid no later than the fifteenth (15th) business day of the following month.

B. During the term of Consultant’s engagement, Company shall provide or reimburse Consultant for his costs to maintain medical and health insurance coverage for himself and his dependents that is similar to the coverage Consultant and such dependents were provided by the Company immediately prior to the Commencement Date or may be provided to senior executives of the Company and their dependents from time to time.

C. For so long as Consultant remains a member of the Company’s Board of Directors, Consultant shall be eligible to receive the normal and customary fees that the Company pays to other non-employee Board Members.

D. During Consultant’s engagement with the Company, Consultant shall continue to be eligible to vest in any time-based or performance-based options that Consultant may have been granted by the Company, Resolution Performance Products, Inc., and Resolutions Specialty Materials, Inc. (as such options may have been and may in the future be assumed and adjusted), as if Consultant’s employment with the Company had not terminated. Any termination of employment/service rules applicable to such options (including any obligation to exercise vested options) shall not be deemed triggered until the first day that Consultant’s engagement pursuant to this Agreement terminates.

IV. TERMINATION. The Company may terminate Consultant’s engagement at any time for “Cause,” immediately upon written notice.

A. For the purposes of this Agreement, “Cause” shall be defined as: (i) an act of intentional fraud or theft of Company’s property by Consultant; (ii) Consultant’s commission of a felony (or misdemeanor involving moral turpitude), whether or not in connection with the business of Company; (iii) an act of gross insubordination or gross negligence in the performance by Consultant of his duties hereunder; which act, if curable, is not cured or continues or is repeated after the expiration of ten (10) days after Company provides written notice thereof to Consultant; (iv) the material breach of any provision of this Agreement, which breach is not cured, if curable, or continues after the expiration of ten (10) days after Company provides notice thereof to Consultant; (v) Consultant’s engaging, either directly or indirectly, in any manner or capacity, whether as an officer, director, employee, partner, member, shareholder, owner (other than as a stockholder of less than 1% of the issued and outstanding stock of a publicly-held corporation), creditor, guarantor, advisor, agent, associate or consultant of or in any company, partnership, firm, association, business or person which is in competition with any business or activity of Company; (vi) Consultant’s use of any illegal drug, narcotic or alcohol on Company’s property; (vii) Consultant’s commission of sexual or other forms of unlawful harassment, discrimination or retaliation; and/or (viii) any other matter which would constitute good cause for termination under applicable law.

B. Obligations Upon Termination. If the Company terminates Consultant’s engagement for Cause pursuant to this Section IV, Company shall have no further obligations to Consultant under this Agreement, other than for payment of Consultant’s fee prorated through the date of termination to the extent not theretofore paid, which shall be paid to Consultant in a lump sum in cash within ten (10) days of the date of termination.

V. CONFLICT OF INTEREST.

Consultant agrees that, during the term of this Agreement, Consultant will not, directly or indirectly or through use of a third party, without the prior written consent of the Chief Executive Officer of the Company, provide consultative service with or without pay, own, manage, operate, join, control, participate in, or be connected as a stockholder, general partner, officer, director, employee, agent, consultant, independent contractor, or otherwise with, any business, individual, partner, firm, corporation, or other entity which is then in competition with the business of the Company or any present affiliate of the Company. Notwithstanding the foregoing, Consultant may own up to one percent (1%) of the publicly traded stock of any company. Nothing in this section is intended to prevent Consultant from performing services for other clients, consistent with the prohibitions herein.

VI. ANTISOLICITATION.

Consultant promises and agrees that Consultant will not, during Consultant’s engagement and for a period of twenty-four (24) months following termination of Consultant’s engagement, influence or attempt to influence customers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the Company, or any subsidiary or affiliate of the Company.

VII. SOLICITING EMPLOYEES.

Consultant promises and agrees that Consultant will not, during Consultant’s engagement and for a period of twenty-four (24) months following termination of Consultant’s engagement, directly or indirectly solicit any Company employee to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

VIII. OWNERSHIP.

Consultant agrees that any software, hardware, equipment, know how, technical information and business information, including all copies or extracts thereof which Consultant prepares, uses, or sees during the term of this Agreement in relation to the performance of services hereunder, shall be and remain the sole property of Company or its customers. Consultant will not remove any of the foregoing from Company’s premises without the prior written consent of Company.

IX. CONFIDENTIAL INFORMATION.

A. Confidential Information. During Consultant’s engagement, Company may disclose to Consultant certain confidential or proprietary information relating to Company, its clients, vendors, and/or partners, including, but not limited to, client and prospect lists, financial and business information and plans, marketing methods, processes, formulae (including, but not limited to, statistical formulae or models), compositions, systems, techniques, know how, inventions, machines, computer software and research projects, pricing data, sources of supply, financial data and marketing, production or merchandising systems or plans; or other material embodying trade secrets or confidential technical or business information of Company (collectively referred to as “Confidential Information”). Such Confidential Information is being disclosed to Consultant only for the purposes of Consultant performing services for the Company. All Confidential Information shall constitute trade secrets of the Company, which are and shall remain the sole property of the Company. The parties agree that Confidential Information will not include any information which (a) was previously known to Consultant and not subject to any other obligation of confidentiality at the time of disclosure to Consultant by Company, (b) becomes publicly known through no wrongful act of Consultant, (c) is rightfully received by Consultant from a third party without restriction on disclosure or use and without breach of any agreement with Company, or (d) is independently developed by Consultant, as evidenced by Consultant’s contemporaneous written records, without use of or access to Company’s Confidential Information.

B. Use of Confidential Information. Consultant agrees that Confidential Information shall be used only for its intended purpose and shall not be used, whether during Consultant’s term of engagement or thereafter, directly or indirectly, for any other purpose. Consultant shall (a) use such Confidential Information as necessary to provide the services hereunder, (b) not make copies or abstracts of or retain any written Confidential Information, except as expressly permitted by Company, (c) use at least the same degree of care in keeping such Confidential Information confidential as it uses for its own confidential information of a similar nature, but in no event less than reasonable care, and (d) not disclose such Confidential Information to any third party, unless legally required by judicial process, provided that Consultant provides Company with prior written notice of such a request for disclosure and reasonably cooperates with Company to limit the nature and scope of any such disclosure. Consultant’s obligations under this section will survive the expiration or termination of this Agreement in perpetuity.

C. Injunctive Relief. Consultant acknowledges that should Consultant use or reveal, or threaten to use or reveal, Confidential Information, except as permitted in this Agreement, Company would suffer irreparable harm and, in addition to other remedies available under this Agreement or at law, Company may seek equitable relief to restrain Consultant from disclosing Confidential Information or from rendering any services to any party to whom Confidential Information has been or is threatened to be disclosed.

D. Return of Confidential Information. Upon the termination of this Agreement or at any time upon the demand of Company, Consultant agrees to return any and all Confidential Information and all physical embodiments thereof, including, without limitation, all records, documents, photographs and electronic files that contain or reflect Confidential Information.

X. INDEPENDENT CONTRACTOR STATUS.

The parties intend Consultant to be an independent contractor in the performance of these services. Consultant is not an employee, agent, partner, or joint venturer of or with the Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Company and Consultant.

A. Except as provided in Article III herein, Consultant shall not be entitled to participate in any vacation, medical, retirement, or other fringe benefit of the Company and shall not make claim of entitlement to any such employee program or benefit.

B. Consultant shall have the right to control and determine the method and means of performing the above services; Company shall not have the right to control or determine such method or means, being interested only in the results obtained, and having the general right of inspection and supervision in order to secure the satisfactory completion of such services.

C. Consultant and Company agree that Consultant is not an employee for state or federal tax purposes. Consultant shall be solely responsible for the payment of withholding taxes, FICA, Medicare, disability, and other such tax deductions on any earnings or payments made and Company shall withhold no such payroll tax deductions from any payments due. Consultant agrees to defend, indemnify hold harmless Company from any claim or assessment by any taxing authority arising from this section.

D. Company will not pay worker’s compensation for Consultant. Company will not contribute to a state unemployment fund for Consultant, and Company will not pay the federal unemployment tax for Consultant.

XI. TIME AND PLACE OF WORK.

Consultant and the Company have agreed that the nature of the projects that Consultant will be requested to complete will require Consultant to perform services for no more than 10 hours per week at such location as the Company may reasonably request from time to time.

XII. AUTHORITY.

Consultant shall not have the power or authority to (and shall not purport to have such power or authority to) incur any debt or obligation or assume any liability on behalf of the Company or to make, alter, amend, discharge or waive any provision of any contract to which the Company is a party or otherwise act on behalf of the Company.

XIII. SUCCESSORS.

This Agreement is personal to Consultant and shall not, without the prior written consent of the Company, be assignable by Consultant.

XIV. WAIVER.

No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

XV. MODIFICATION.

This Agreement may not be amended or modified other than by a written agreement executed by Consultant and the Company.

XVI. SAVINGS CLAUSE.

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

XVII. COMPLETE AGREEMENT.

This Agreement contains the entire agreement and final understanding concerning Consultant’s consulting relationship with the Company and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof.

XVIII. CONSTRUCTION.

Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

XIX. EXECUTION.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

XX. GOVERNING LAW; ARBITRATION.

This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts entered into and to be wholly performed within such State, without regard to principles of conflict of laws. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that cannot be resolved by Company on the one hand and Consultant on the other, shall be submitted to arbitration in New York, New York in accordance with New York law and the procedures of the American Arbitration Association.

XXI. LEGAL COUNSEL.

In entering into this Agreement, the parties represent that they have had the opportunity to consult with attorneys of their own choice, and that the terms of the Agreement are fully understood and voluntarily accepted by them.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HEXION SPECIALTY CHEMICALS, INC.

By:	/s/ Craig O. Morrison
Name:	Craig O. Morrison
Title:	President and Chief Executive Officer

CONSULTANT

/s/ Marvin O. Schlanger
Name:	Marvin O. Schlanger

Address:
15 Southwood Dr. Cherry Hill, New Jersey 08003